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----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] no longer Subject                                                                                   |Expires: December 31, 2001|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....0.5|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|                                        |                                                |                                        |
|  Secord        Richard         V.      |   Computerized Thermal Imaging, Inc. "COII"    | X  Director              10% Owner     |
|----------------------------------------|------------------------------------------------|---                   ---               |
|  (Last)        (First)         (MI)    |3.IRS or Soc. Sec. No. |4.Statement for Month/  |    Officer               Other         |
|                                        |  of Reporting Person  |  Year                  |--- (give title below)--- (Specify)     |
|                                        |  (Voluntary)          |                        |                                        |
|                                        |                       |                        |                                        |
| 515 Pocahontas Drive                   |          N/A          |    June 2000           |                                        |
|------------------------------ ---------|                       |------------------------|----------------------------------------|
|              (Street)                  |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |          N/A           | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Fort Walton Beach, FL 32547            |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
| (City)        (State)        (Zip)                                                                                               |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|         |                               |  Beneficially   |Form|  Ownership         |
|                               |            |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned at End of|(D) |                    |
|                               |            |         |-------------------------------|  Month          | or |  (Instr. 4)        |
|                               |            |         |                |(A) |         |                 |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock par value $.001   |  6/14/00   |    X    |    35,000      |  A |   .70   |     150,000     | D  |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock par value $.001   |  6/14/00   |    S    |    24,000      |  D |  9.25   |     150,000     | D  |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock par value $.001   |  6/15/00   |    S    |    11,000      |  D |  9.18   |     150,000     | D  |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock par value $.001   |            |         |                |    |         |       1,000     | I  | Joanne Secord      |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|


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                                                                                                                     PAGE:  1 OF 2
FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Tran-  |5.Number of        |6.Date        |7.Title and Amount|8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans  |  saction|  Derivative       |Exercisable   |  of Underlying   |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date   |  Code   |  Securities       |and           |  Securities      |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/  |(Instr.8)|  Acquired (A) or  |Expiration    |  (Instr. 3 & 4)  |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/  |         |  Disposed of (D)  |Date          |                  |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)  |         |  (Instr. 3, 4 & 5)|(Month/Day/   |                  |          |cially    |Sec.|(Instr. 4)|
|          |Security |       |         |                   |   Year)      |                  |          |Owned at  |Dir.|          |
|          |         |       |         |                   |--------------|------------------|          |End of    |(D) |          |
|          |         |       |         |                   |     |        |          |Amount |          |Month     |or  |          |
|          |         |       |---------|-------------------|Date |Exp.    |   Title  |Number |          |(Instr. 4)|Ind.|          |
|          |         |       |Code| V  |    (A)   |    (D) |Exbl.|Date    |          |Shares |          |          |(I) |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|-------|----------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |       |          |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|-------|----------|----------|----|----------|
|Common    |         |       |    |    |          |        |     |        |          |       |          |          |    |          |
|Stock     |         |       |    |    |          |        |     |        | Common   |       |          |          |    |          |
|Options   |    .70  |5/14/00|  X |    |          | 35,000 |     |09/18/02| Stock    |35,000 |          | 1,215,000|  D |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|-------|----------|----------|----|----------|
|Common    |         |       |    |    |          |        |     |        |          |       |          |          |    |          |
|Stock     |         |       |    |    |          |        |     |        | Common   |       |          |          |    |          |
|Options   |   1.25  |       |    |    |          |        |     |06/12/05| Stock    |       |          | 2,000,000|  D |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|-------|----------|----------|----|----------|

Explanation of Responses:









           /s/Richard V. Secord							    07/07/00
           ----------------------------------------------                          ----------------------
                 **Signature of Reporting Person                                            Date





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



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